Johnson Stokes & Master

16th - 18th Floors

Prince’s Building

10 Chater Road

Central, Hong Kong

孖士打律師行

香港中環遮打道10號

太子大廈16-18樓

T: +852 2843 2211

F: +852 2845 9121

JSM.COM

Billy Au

T: +852 2843 2254

F: +852 3010 7803

Billy.Au@jsm.com

By E-mail

TDE Group Limited

Unit 2101C, 21st Floor, The Bay Hub

No.17 Kai Cheung Road

Kowloon Bay, Hong Kong

October 28, 2025

For the attention of the Board of Directors

Our ref:BKMA/24778324

Dear Sirs,

TDE Group Limited (Company)

1.We have acted for the Company as its legal advisers with respect to Hong Kong laws in connection with the Company's registration statement on Form F-1, as amended, filed by the Company with the U.S. Securities and Exchange Commission on September 19, 2025 under the U.S. Securities Act of 1933 (Registration Statement).

Applicable Law

2.We are a firm of lawyers duly qualified and authorised to practice laws of the Hong Kong Special Administrative Region (Hong Kong) of the People's Republic of China, and this opinion is confined solely to the laws of Hong Kong.  Accordingly, we express no opinion with regard to any system of law other than Hong Kong laws at the date hereof as currently applied by the Hong Kong courts.  For the purpose of this opinion, we have made no independent investigation into the laws of any other jurisdiction.  This opinion is to be construed in accordance with Hong Kong laws.

196378803.1

A list of the names of partners of Johnson Stokes & Master and their respective professional qualifications may be inspected at our offices at the address set out above or on www.jsm.com.

Opinion

3.Based on and subject to the foregoing and other reservations set out below, we are of the opinion that the statements set forth in the section headed "Material Tax Considerations - Hong Kong Taxation" in the Registration Statement as regards Hong Kong laws represent a fair summary of what they purport to disclose.

Documents examined and enquiries made

4.For the purpose of this opinion, we have examined the Registration Statement only and have not examined any other contracts, instruments or other documents entered into by or affecting, or any corporate record of, the Company, its subsidiaries, or any of their respective directors or made any enquiry concerning the Company or its subsidiaries or any of their respective directors.  We have made no enquiry and express no opinion about any matter of fact.  As to matter of fact, we have relied entirely and without further enquiry on statements made in the Registration Statement.  This opinion is strictly limited to the matter expressly stated in paragraph 3 and is not to be construed as extending by implication to any other matter.

Benefit of opinion

5.This letter is addressed to the above-mentioned addressee solely for the purpose of it being filed as an exhibit to the Registration Statement.  It may not be transmitted to or relied upon by anyone else or for any other purposes or quoted or referred to in any other documents or filed with anyone else, without our prior written consent.

Consent

6.We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this opinion in the Registration Statement.  In giving this consent, we do not admit that we are experts under the U.S. Securities Act of 1933 or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement (including this opinion), or for any other purposes.

Yours faithfully,

Johnson Stokes & Master

196378803.1